Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW

370 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
www.egsllp.com

March 27, 2007

Hudson Holding Corporation
111 Town Square Place; Suite 1500A
Jersey City, NJ 07310

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form SB-2, (the “Registration Statement”) to which this opinion is an exhibit, to be filed by Hudson Holding Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by the selling stockholder of the Company of a total of 11,862,984 shares of common stock, $0.001 par value per share (“Common Stock”) consisting of: up to 7,908,655 shares of Common Stock held by the shareholders (the “Shares”), up to 3,954,329 shares of Common Stock issuable upon the exercise of warrants held by the selling shareholders (the “Warrant Shares”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

(2) the Warrants; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Shares and the Warrants; (ii) that upon receipt of the warrant exercise price in accordance with the terms of the Warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares will be legally issued, fully paid and non-assessable; and (iii) that the Shares have been duly executed and delivered, and are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP